NEUBERGER & BERMAN MANAGEMENT INCORPORATED
                             SUB-ADVISORY AGREEMENT

                                   SCHEDULE A


The Series of Income Managers Trust currently subject to this Agreement are as follows:

Neuberger & Berman Cash Reserves  Portfolio
Neuberger & Berman Government Money Portfolio
Neuberger & Berman  High Yield  Bond  Portfolio
Neuberger & Berman Limited  Maturity Bond Portfolio
Neuberger & Berman  Municipal  Money Portfolio
Neuberger & Berman Municipal Securities Portfolio
Neuberger & Berman Ultra Short Bond Portfolio




DATED:  March 2, 1998